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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and
Shareholders of The Providence
Journal Company:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus. This report contains an explanatory paragraph that states that the Company completed the Merger and related transactions with Continental Cablevision, Inc. and the Kelso Buyout on October 5, 1995 which resulted in the disposal of the Company's cable operations, and the acquisition of the Company's joint venture partner's interest in King Holding Corp.

                                            KPMG PEAT MARWICK, LLP

Providence, Rhode Island
January 6, 1997